                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number 333-12714
                                                                       ---------


                     LUCITE INTERNATIONAL US HOLDCO LIMITED
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            (Exact name of registrant as specified in its charter)


                                  QUEENS GATE
                             15 - 17 QUEENS TERRACE
                                  SOUTHAMPTON
                                    SO14 3BP
                                 UNITED KINGDOM
                             (011) 44-2380-248-150
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Guarantee of 10 1/2% Senior Notes due 2010
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           (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)       [ ]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]



Approximate number of holders of record as of the certification or notice date:

                                      100
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Pursuant to the requirements of the Securities Exchange Act of 1934, Lucite International US Holdco Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 9, 2002                  By: /s/ Ian Lambert
      ------------------------------        ------------------------------------
                                                        Ian Lambert
                                                    Secretary/Director




Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.